Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form F‑3 No. 333‑216220) and the related prospectus of Sundance Energy Australia Limited, and
(2)	Registration Statement (Form S‑8 No. 333‑204490) pertaining to the Sundance Employee Option Plan and Sundance Energy Australia Limited Long Term Incentive Plan;

of our report dated May 2, 2016 (except Note 7, as to which the date is February 24, 2017), with respect to the consolidated financial statements of Sundance Energy Australia Limited for the year ended December 31, 2015 included in this Annual Report (Form 20‑F) for the year ended December 31, 2017.

/s/ Ernst & Young

Ernst & Young
200 George Street
Sydney NSW 2000 Australia

April 30, 2018